EXHIBIT 99.1

                      CalAmp Appoints Steve L'Heureux
                    New President of Solutions Division


Oxnard, CA, December 13, 2004 -- CalAmp Corp. (NASDAQ: CAMP) announced today that Steve L'Heureux has been appointed President of the Company's Solutions Division. Tracy Trent, who formerly served in the role, is leaving CalAmp to pursue other interests.

Mr. L'Heureux brings to CalAmp over 25 years of sales, marketing and general management experience in technology companies. Prior to joining CalAmp, he served as President of the Automation Solutions Group at Encoda Systems, Inc., a $125 million leader in end-to-end enterprise software solutions to the mediaindustry. Encoda was acquired by Harris Corporation last month. While with Encoda, Mr. L'Heureux developed a world-class consultative solutions selling organization skilled at winning and servicing multi-million dollar projects that drove double-digit revenue and profit growth. Before Encoda, Mr. L'Heureux served as President of Odetics Broadcast, a subsidiary of Odetics, Inc., where he developed and implemented a business plan that achieved significant improvements in profitability and cash flow.

Earlier in his career, Mr. L'Heureux held management level sales and marketing positions at Eastman Kodak (NYSE: EK), Unisys Corporation (NYSE:
UIS), Itek Graphix Corporation (a division of Litton Industries), and VC-funded start-up enterprises developing embedded video processing technology and other content delivery solutions targeting media related industries.

"I am very pleased to have Steve L'Heureux join our team," said Fred Sturm, President and Chief Executive Officer of CalAmp. "We believe that our company will benefit from his industry experience, proven operational leadership and business development success. I look forward to working with him as we position CalAmp as a provider of advanced content delivery solutions."

Steve L'Heureux commented, "I'm excited to be joining CalAmp's Solution Division because they are positioned to serve some very exciting markets where they can leverage their technical depth as well as key customer and partner relationships. I'm looking forward to working closely with the company's customers and employees to help realize the Solutions Division's growth potential".

Mr. L'Heureux graduated magna cum laude from the University of Wisconsin with a BA degree in Economics.

About CalAmp Corp.

CalAmp is a leading provider of breakthrough wireless and content delivery solutions, services and products. With comprehensive capabilities ranging from product inception through production, CalAmp is a trusted partner delivering cost-effective high quality solutions to a broad array of customers and markets. CalAmp is one of the largest suppliers of direct broadcast satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market and offers solutions for digital multimedia delivery, residential broadband data delivery, healthcare, retailing applications, public safety markets and wireless enterpriseconnectivity. The company is headquartered in Oxnard, California and has approximately
600 employees. Founded in 1981, CalAmp has been publicly traded since 1983 as
NASDAQ: CAMP.

Forward Looking Statement

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully, and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson                          Rick Vitelle
       Partner                                  Chief Financial Officer
       CCG Investor Relations                   CalAmp
       (818) 789-0100                           (805) 987-9000
       crocker.coulson@ccgir.com